WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

Exhibit 99.1

	March 31, 2013	September 30, 2012
	(In thousands, except per share data)	
ASSETS		
Cash and cash equivalents	$ 782,059	$ 751,430
Available-for-sale securities	2,022,668	1,781,705
Held-to-maturity securities	1,469,983	1,191,487
Loans receivable, net	7,444,216	7,451,998
Covered loans, net	355,515	288,376
Interest receivable	45,448	46,857
Premises and equipment, net	206,797	178,845
Real estate held for sale	97,042	99,478
Covered real estate held for sale	32,274	29,549
FDIC indemnification asset	80,391	87,571
FHLB stock	152,038	149,840
Intangible assets, net	263,054	256,076
Federal and state income taxes	37,991	22,513
Other assets	126,357	137,219
	$ 13,115,833	$ 12,472,944
LIABILITIES AND STOCKHOLDERS' EQUITY		
Liabilities		
Customer accounts		
Transaction deposit accounts	$ 3,556,616	$ 2,946,453
Time deposit accounts	5,595,609	5,630,165
	9,152,225	8,576,618
FHLB advances	1,930,000	1,880,000
Advance payments by borrowers for taxes and insurance	16,192	40,041
Accrued expenses and other liabilities	83,066	76,533
	11,181,483	10,573,192
Stockholders' Equity		
Common stock, $1.00 par value, 300,000,000 shares authorized; **131,979,030** and 129,950,223 shares issued; **105,011,626** and 106,177,615 shares outstanding	131,979	129,950
Paid-in capital	1,620,327	1,586,295
Accumulated other comprehensive income, net of taxes	11,897	13,306
Treasury stock, at cost; **26,967,404** and 23,772,608 shares	(363,803)	(310,579)
Retained earnings	533,950	480,780
	1,934,350	1,899,752
	$ 13,115,833	$ 12,472,944
CONSOLIDATED FINANCIAL HIGHLIGHTS		
Common stockholders' equity per share	$ 18.42	$ 17.89
Tangible common stockholders' equity per share	15.92	15.48
Stockholders' equity to total assets	14.75%	15.23%
Tangible common stockholders' equity to tangible assets	13.00	13.45
Weighted average rates at period end		
Loans and mortgage-backed securities	4.54%	4.72%
Combined loans, mortgage-backed securities and investment securities	3.94	4.18
Customer accounts	0.73	0.90
Borrowings	3.52	3.59
Combined cost of customer accounts and borrowings	1.22	1.38
Interest rate spread	2.72	2.80

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